EXHIBIT 3.34

CERTIFICATE OF INCORPORATION OF A PRIVATE LIMITED COMPANY

Company No. 3893421

The Registrar of Companies for England and Wales hereby certifies that FIBERNET HOLDINGS LIMITED is this day incorporated under the Companies Act 1985 as a private

company and that the company is limited.

Given at Companies House, Cardiff, the 8th December 1999

For The Registrar Of Companies